Forward-Looking Statements
The prepared remarks set forth below also included a brief note about forward looking statements. These forward-looking statements include information about our industry, our future financial performance and business activity, in particular relating to our mortgage market performance and expected results, and because they are in part an attempt to forecast future outcomes, they are subject to many risks and uncertainties. These statements are based on our management's and other experts' current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. The risks, uncertainties, assumptions and other important factors that affect our actual outcomes are set forth in our periodic SEC filings, including but not limited to our 2012 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2013. Many of these factors are beyond our control. Such factors could cause actual results to differ materially from the results discussed or implied in the forward-looking statements. With respect to this presentation, the factors that may affect our mortgage origination activity include economic and monetary policy factors that affect the housing and housing finance markets as a whole; federal government policies pertaining to mortgage guaranty programs; shifts in domestic and global interest rates; our ability to hedge the risks associated with our loan origination and servicing portfolios and the costs of those activities; and our ability to estimate actual results prior to the final completion of our closing for the second fiscal quarter. Actual results may fall materially short of our expectations and projections, and we may change our plans or take additional actions that differ in material ways from our current intentions. Accordingly, we can give no assurance of future performance, and you should not rely unduly on forward-looking statements. All forward looking statements are based on information available to HomeStreet as of the date hereof, and we do not undertake to update or revise any forward looking statements, for any reason.

Prepared remarks by Vice Chairman and CEO Mark K. Mason:

Good morning and thank you for joining us on this conference call. Given the significant changes occurring in the mortgage market and the spike in interest rates in the second quarter, we thought it would be a good idea to have a call to discuss the changing market environment and the impact on HomeStreet's mortgage banking business this quarter and going forward. As we're just now closing the books for the second quarter, some of the information I will give you today will be an estimate or a range of what we expect the final numbers to be. For this reason, please also recognize that this information is in part an attempt to forecast our actual performance, and in that sense you should construe it as forward looking information. Actual results may vary owing to the outcomes of our final closing processes and other risks that apply generally to our business. The factors that could cause us to cause us to fall short of these forecasts are disclosed in our SEC filings, and we are filing a Form 8-K at the beginning of this call that will include factors specific to this discussion, so please read those carefully.

Rising Interest Rates and Mortgage Market Impact

Fannie Mae has reported that mortgage industry lock volumes have declined approximately 10% per month in the second quarter, driven mostly by the sharp increase in mortgage interest rates during the quarter. For example, as of the end of the first quarter, the 10-year Treasury yielded 1.85%, the 30-year mortgage rate was 3.625% and mortgage backed securities yielded approximately 2.62%. As of last week, the 10-year Treasury yield had risen to 2.54%, the 30-year mortgage rate was 4.5% and mortgage backed securities yields had risen to 3.31%.

As a result of these changes, our production mix - and we assume this is true for the industry as a whole - will show a significant decline in refinancing volume for the quarter. For HomeStreet, this decline in refinancing volume was substantially offset by an increase in purchase volume. We expect total held for sale closed mortgage loan volume for the quarter to be approximately $1.30 billion, up from $1.19 billion in the first quarter, and total held for sale mortgage loan interest rate lock commitments to be approximately $1.40 billion, up from $1.04 billion in the first quarter.

Gain on sale margins have declined in the second quarter due to increased price competition as a result of lower industry application volume and the shift in composition to a purchase mortgage-dominated market. During the quarter, the purchase mortgage market has become substantially more competitive as lenders try to secure a reliable flow of purchase mortgage production.

Purchase mortgages increased to 59% of closed loan volume in the second quarter from 37% in the first quarter. Interest rate lock commitments for the second quarter continued to shift towards purchase mortgages, comprising 59% of total locks for the quarter, up from 50% in the first quarter. And for the month of June, purchase mortgages represented 73% of total interest rate lock commitments.

Recently, we have also seen a decline in the origination of FHA mortgages. As a consequence of recent changes to the FHA mortgage insurance program, many borrowers who would previously be FHA borrowers now qualify for a less expensive conventional loan with private mortgage insurance. Our closed loan composition for the second quarter will not reflect the more recent decline in FHA loan applications and interest rate lock commitments. Government insured or guaranteed mortgages will comprise approximately 23% of total closed loan volume for the second quarter. However, government loans will comprise approximately 20% of total interest rate lock volume for the quarter. And for the month of June, government loans will comprise about 18% of total interest rate lock volume.

Price competition for purchase mortgages has driven secondary market profit margins on conventional purchase mortgages to approximately one half that of conventional refinance mortgages. Secondary profit margins on government mortgages, however, remain significantly higher than those of conventional mortgages.

As a consequence of these changes, we anticipate a lower relative gain on sale of mortgages in the second quarter than in the first quarter. We expect our composite margin to fall from 454 basis points in the first quarter to between 360 and 380 basis points in the second quarter. Additionally, as we discussed in our first quarter earnings call, our composite margin in April was consistent with the first quarter, so the deterioration we have experienced in our margin has largely occurred in May and June.

We are not surprised at profit margins available in the mortgage market today. We long anticipated and discussed the eventual end of the most recent refinancing bubble and the related return of profit margins to more normalized levels. We have built our retail origination system to remain profitable and provide an appropriate return at these levels.

Business Growth

We continue to make progress on our goals of expanding our mortgage banking market share and growing our traditional banking businesses.

In April and May, the most recent data available, HomeStreet became the number one originator by volume of purchase mortgages in the five-county Puget Sound region - our core market area. This ranking includes loans we get from our affiliate, Windermere Mortgage Services. We also maintained our position as the number two lender overall for purchase mortgage originations in the entire Pacific Northwest.

In the second quarter, we anticipate average earning assets to grow to approximately $2.33 billion, up about 3.4% from the first quarter. This increase is due to growth in the securities portfolio and new portfolio loan commitments that we anticipate in the range of $185 million to $195 million, with about $130 million to $140 million in new balances. Of these amounts, commercial real estate production is the standout, with production in the range of $75 million to $80 million.

And we continue to grow personnel. In the quarter, we added 18 mortgage originators and 40 mortgage fulfillment personnel. The larger amount of additions to our mortgage fulfillment staff allowed us to catch up to our hiring of originators and provide additional capacity for future originator hiring. Of course this growth continues to result in temporary cost inefficiency. In the second quarter, approximately 10% of our mortgage originators were still in their four-month pipeline ramp-up and compensation guarantee period. Additionally, shortages of fulfillment personnel during the quarter required an increased reliance on overtime.

Additionally, we added five relationship managers and operations personnel in our Commercial Banking and Commercial Real Estate operations.

Net Interest Margin

As anticipated, our net interest margin is expected to be in the range of 300 to 315 basis points for the second quarter, with the average cost of our deposits falling to approximately 53 basis points. This improvement is primarily a consequence of the repricing of time deposits.

Impact of rising interest rates on Bank balance sheets

One last point related to rising interest rates. Rising rates during the quarter will have a negative impact on the market value of bank securities portfolios and in turn on bank tangible book values. We expect the valuation of our securities portfolio to change from an unrealized gain of approximately $6 million as of the end of the first quarter to an unrealized loss of approximately $8 million at the end of the second quarter. Of course, theoretically the market value of all of our interest-bearing assets and liabilities has changed. Under current accounting principles, however, we only recognize this unrealized change in the value of our securities portfolio as a component of shareholders equity. We do not foresee a need to sell these securities prior to their maturity for liquidity purposes and so we do not expect to realize these potential losses. Ironically, the rise in rates has extended some of our securities, which extends the amortization of premiums and increases their effective yields. Today we continue to be very liquid and we have access to diversified borrowing facilities with current availability of over $1.1 billion.

Additionally, despite the recent rise in rates, we continue to enjoy the benefit of a high-performing diversified securities portfolio that today yields approximately 3.0%, a yield that ranks in the top quartile of peer institutions.

Summary

Overall, and despite significant challenges experienced during the quarter as a result of sharply rising interest rates, we expect to report earnings at or above the prior quarter. I apologize that I can't be more specific at this time but we are just now starting to close the books for the quarter.